Allegiant Asset Management Company
                                 Allegiant Funds
                            Allegiant Advantage Fund

                                 Code of Ethics

                                  August, 2006

SECTION 1 DEFINITIONS

 "ACCESS PERSON" means:

          (A) any partner, officer, director (or other person occupying a similar status or performing similar functions), or employee of the Adviser; and

          (B) any of the Adviser's Reporting Persons, as that term is defined below:

               (1) who has access to nonpublic information regarding any Advisory Clients' purchase or sale of securities, or nonpublic information regarding the portfolio holdings of any Reportable Fund, (including, but not limited to, trading personnel, client service relationship managers, compliance and administrative personnel); or

               (2) who is involved in making securities recommendations to clients, or who has access to such recommendations that are nonpublic (i.e. Investment Personnel); or

               (3) Any other Reporting Persons deemed by the Chief Compliance Officer to be an Access Person.

          (C) any Trustee or Officer of the Fund who is also an employee or officer of the Adviser or National City Bank.

"ADVISER" or "AAM" means Allegiant Asset Management Company.

"ADVISORY CLIENT" means any account Allegiant Asset Management Company has discretionary authority to manage, e.g. Funds, sub-advisory relationships, separate accounts, commingled funds, etc.

"AUTOMATIC INVESTMENT PLAN" means a program in which regular periodic purchases (or withdrawals) are made automatically in (or from) investment accounts in accordance with predetermined schedule and allocation. An Automatic Investment Plan includes a dividend reinvestment plan and participation in a 401(k) plan.

"BENEFICIAL INTEREST" in an account or transaction, including the right to acquire securities through the exercise or conversion of any derivative security, is defined by the following persons or entities having the opportunity to profit or share directly or indirectly in any profit derived from such:

     |X|  Employee himself or herself;

     |X| Any member of the employee's immediate family sharing the same household;

     |X|  Any partnership as to which the employee is a general partner; or

     |X| Any account as to which (a) the employee is the trustee and such employee or any member of his immediate family is a beneficiary, (b) the employee is a beneficiary and/or controls shares of the trust's investments, or (c) the employee is a settler (has the power to revoke the trust without the consent of another persons and shares investment control over the trust's investments).


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"CHIEF COMPLIANCE OFFICER" means the Chief Compliance Officer of the Adviser or the Chief Compliance Officer of Allegiant Funds, unless specified.

"CONTROL" means the power to exercise a controlling influence over the management or policies of a company, unless such power is solely the result of an official position with such company. For purpose of this section, control has the same meaning as it does in section 2(a)(9) of the Investment Company Act of 1940.

 "EXCHANGE TRADED FUND" or "ETF" means a registered investment company that operates pursuant to an order from the Securities and Exchange Commission exempting the ETF from certain provisions of the Investment Company Act of 1940 so that the ETF may issue securities that trade in a secondary market, and which are redeemable only in large aggregations called creation units.

"FUND" means the Allegiant Funds and the Allegiant Advantage Fund.

 "INITIAL PUBLIC OFFERING" or "IPO" means an offering of securities registered under the Securities Act of 1933, the issuer of which, immediately before the registration, was not subject to the reporting requirements of Sections 13 or 15(d) of the Securities Exchange Act of 1934.

"LIMITED OFFERING" means an offering that is exempt from registration under the Securities Act of 1933 pursuant to Section 4(2) or Section 4(6) or pursuant to Rule 504, Rule 505, or Rule 506 under the Securities Act of 1933.

"INVESTMENT PERSONNEL" means the person(s) responsible for making the investment decisions (such as a portfolio manager, investment analyst supporting the portfolio manager, or Chief Investment Officer) for an Advisory Client's portfolio.

"PURCHASE OR SALE OF A SECURITY" includes, among other things, the writing of options to purchase or sell a Reportable Security.

"REPORTABLE FUND" means: (i) any fund for which the Adviser serves as an investment adviser as defined in section 2(a)(20) of the Investment Company Act of 1940; or (ii) any fund whose investment adviser or principal underwriter controls the Adviser, is controlled by the Adviser, or is under common control with the Adviser. For purposes of this section, control has the same meaning as it does in section 2(a)(18) of the Investment Company Act.

"REPORTABLE SECURITY" means a security as defined in section 202(a)(18) of the Investment Advisers Act, except that it does not include: (i) direct obligations of the Government of the United States; (ii) banker's acceptances, bank certificates of deposit, commercial paper and high quality short-term debt instruments, including repurchase agreements; (iii) shares issued by money market funds; (iv) shares issued by open-end funds; (v) shares issued by unit investment trusts that are invested exclusively in one or more open-end funds, none of which are Reportable Funds; and (vi) stock issued by National City Corp, including options and restricted stock. Reportable Security includes a Reportable Fund and Exchange Traded Funds.

"REPORTING PERSON" is any Access Person, any employee of National City Bank whose duties include supporting AAM clients and/or services or obtains information regarding the purchase, sale or recommendations with regard to the purchase or sale of Reportable Securities by a fund, or other person who provides investment advice on behalf of the Adviser and is subject to the supervision and control of the Adviser.

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"TRUSTEE" or "OFFICER" means each trustee or officer of the Fund who is not also an Access Person.

SECTION 2  STANDARDS OF BUSINESS CONDUCT

The following standards of business conduct shall govern personal investment activities and the interpretation and administration of this Code:

     -    The interest of Advisory Clients must be placed first at all times;

     - All personal securities transactions must be conducted consistent with this Code and in such a manner as to avoid any actual or potential conflict of interest or any abuse of an individual's position of trust and responsibility;

     - Reporting Persons, Trustees and Officers should not take inappropriate advantage of their positions;

     - Reporting Persons, Trustees and Officers must comply with applicable federal securities laws; and

     - Reporting Persons, Trustees and Officers must comply with all applicable compliance policies and procedures of the Fund and the Adviser.

This Code does not attempt to identify all possible conflicts of interest, and literal compliance with each of its specific provisions will not shield Reporting Persons, Trustees and Officers from liability for personal trading or other conduct that violates a fiduciary duty to Advisory Clients.

SECTION 3 RESTRICTIONS ON, AND PROCEDURES TO MONITOR, PERSONAL INVESTING ACTIVITIES

PRECLEARANCE OF PERSONAL SECURITIES TRANSACTIONS

Access Persons, must preclear all personal transactions in Reportable Securities. Trustees and Officers, must preclear all personal transactions in Reportable Securities if such person knew or should have known that the same Reportable Securities have been traded or considered for trade by the Fund or by the Adviser for purchase by the Fund within the past 15 days. Once granted, preclearance approval will expire at the close of business on the next business day.

BLACKOUT PERIODS

     (1) No Access Person shall execute a personal securities transaction on a day during which any Advisory Client's account has entered a "buy" or "sell" order in that same security, until that order is executed or withdrawn. A Trustee who is not an "interested person" of the Fund, as defined in the Investment Company Act of 1940, shall not execute a securities transaction on a day during which he or she has actual knowledge that the Advisor has entered a "buy" or "sell" order in that same security for the fund, until that order is executed or withdrawn.

     (2) No Access Person shall execute a personal securities transaction in a security with a market capitalization below $3 billion within three calendar days before or after an Advisory Client's account trades in that security.

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

     (3) No Investment Personnel shall buy or sell a security for his/her personal account within seven calendar days before or after an Advisory Client's account, over which he/she has discretionary authority, trades in that security.

EXCEPTIONS:

     (1) Passively Managed Account: Preclearance may be granted when the Adviser has bought or sold a security solely for accounts managed to mirror an index.

     (2) Exchange Traded Funds (ETF's): ETF's that are BASED ON BROAD-BASED SECURITIES INDICES do not require preclearance.

     (3)  NCC stock and Reportable Funds do not require preclearance.

     (4)  Investment grade fixed-income securities do not require preclearance.

INITIAL PUBLIC OFFERINGS AND LIMITED OFFERINGS

Access Persons must obtain approval from the Chief Executive Officer of the Adviser before directly or indirectly acquiring Beneficial Interest in any securities in an initial public offering or in a limited offering.


FUND ACQUISITION OF SHARES IN COMPANIES THAT ACCESS PERSONS HOLD THROUGH LIMITED OFFERINGS

Access Persons who have been authorized to acquire securities in a limited offering must disclose that investment to the Chief Compliance Officer when the Access Person is involved in any accounts' subsequent consideration of an investment in the issuer, and any accounts' decisions to purchase such securities must be independently review by the Adviser's Chief Investment Officer for Equities or the Chief Compliance Officer provided he/she has no personal interest in that issuer.

PROHIBITION ON SHORT-TERM TRADING PROFITS

No Access Person shall profit in the purchase and sale, or the sale and purchase, of the same (or equivalent) Reportable Securities within 60 calendar days.

Note: The holding period of investments withdrawn from an automatic investment plan will be calculated on a first-in, first-out basis.

PROHIBITION ON ACCEPTING GIFTS

Access Persons shall not give or receive any gift or item of more than de minimis value ($100 annually) from any non-affiliated person or entity that does business with or on behalf of the Fund or the Adviser. This limitation does not apply to bona fide dining or entertainment (e.g., concerts, sporting events) if, during such dining or entertainment, the Access Person is accompanied by the representative of the entity that does business with the Fund or Adviser. Entertainment shall not be excessively extravagant or too frequently accepted.

SERVICES AS A DIRECTOR

Access Persons shall not serve on the boards of directors of any company that has issued publicly traded securities, absent prior authorization by the Chief Executive Officer of the Adviser. Trustees should promptly disclose the existence of his or her acceptance of a position on any other board of directors/trustees of a company that has issued publicly traded securities or any company in the investment management, securities or financial services industries to the Allegiant Fund's Chief Compliance Officer.

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

SECTION 4 REPORTING

INITIAL HOLDINGS REPORTS
Except as otherwise provided below, every Reporting Person, Trustee and Officer shall report to the designated compliance personnel responsible for administering this Code, no later than 10 days after the person becomes a Reporting Person, Trustee or Officer, the following information which information must be current as of a date no more than 45 days prior to the date the person becomes a Reporting Person, Trustee or Officer:

     (1) The title and type of security, and the exchange ticker symbol or cusip number (if applicable), number of shares (for equity securities) and principal amount (for debt securities ) of each Reportable Security in which such person has any direct or indirect Beneficial Interest when the person became a Reporting Person, Trustee or Officer;

     (2) The name of any broker, dealer or bank with whom such person maintained an account in which any securities were held for the direct or indirect benefit of such person as of the date the person became a Reporting Person, Trustee or Officer; and

     (3)  The date that the report is submitted by such person.

A Trustee who is not an "interested person" of the fund, as defined in the Investment Company Act of 1940, need not make an initial holdings report.

QUARTERLY TRANSACTIONS REPORTS

Except as otherwise provided below, every Reporting Person, Trustee and Officer shall report to the designated compliance personnel responsible for administering this Code, no later than 30 days after the end of each calendar quarter, the following information:

     (1) With respect to TRANSACTIONS in any Reportable Security in which such Reporting Person, Trustee or Officer has, or by reason of such transaction acquires, any direct or indirect Beneficial Interest in the Reportable Security:

          a. The date of the transaction, the title, and the exchange ticker symbol or cusip number (if applicable), the interest rate and maturity date (if applicable) and the number of shares (for equity securities) and the principal amount (for debt securities) of each Reportable Security involved;

          b. The nature of the transaction (i.e., purchase, sale or any other type of acquisition or disposition);

          c. The price of the Reportable Security at which the transaction was effected;

          d. The name of the broker, dealer or bank with or through which the transaction was effected; and

          e.   The date that the report is submitted by such person.

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

     (2) With respect to any ACCOUNT ESTABLISHED by the Reporting Person, Trustee or Officer in which any securities were held during the quarter for the direct or indirect benefit of such person:

          a. The name of the broker, dealer, or bank with whom the account was established;

          b.   The date the account was established; and

          c.   The date that the report is submitted by such person.

A Trustee who is not an "interested person" of the fund, as defined in the Investment Company Act of 1940, need only submit a quarterly transaction report if such Trustee, at the time of that transaction, knew or, in the ordinary course of fulfilling his or her official duties as a trustee of the Fund, should have know that, during the 15-day period immediately before or after the date of the transaction by the Trustee, such Reportable Security was purchased or sold by the Fund or was being considered by the Fund or the Adviser for purchase or sale by the Fund.

A Reporting Person, Trustee or Officer need not make a quarterly transaction report under this section with respect to transactions effected pursuant to an Automatic Investment Plan, dividend reinvestment plan, purchases that are non-volitional on the part of such person i.e. tender offer, spin-off, split, or reverse split.

ANNUAL HOLDINGS REPORT

Except as otherwise provided below, every Reporting Person, Trustee and Officer shall report to the designated compliance personnel responsible for administering this Code at least once each 12-month period on January 31 the following information (which must be current as of a date no more than 45 days before the report is submitted):

     (1) The title and type of security, and the exchange ticker symbol or cusip number (if applicable), number of shares (for equity securities) and principal amount (for debt securities) of each Reportable Security in which such person had any direct or indirect Beneficial Interest;

     (2) The name of any broker, dealer or bank with whom such person maintains an account in which any securities are held for the direct or indirect benefit of such person; and

     (3)  The date that the report is submitted by such person.

EXCEPTION - A person need not make a report under this section with respect to transactions effected for, and Reportable Securities held in, any account over which the person has no direct or indirect influence or control.

A Trustee who is not an "interested person" of the Fund, as defined in the Investment Company Act of 1940, need not make an annual holdings report.

DISCLAIMER

Any report under this section may contain a statement that the report shall not be construed as an admission by the person making such report that he or she has any direct or indirect Beneficial Interest in the security to which the report relates.

DUPLICATE CONFIRMATIONS AND STATEMENTS

All Access Persons must direct their brokers to supply to the designated compliance personnel responsible for administering this Code, on a timely basis, duplicate copies of confirmations of all personal securities transactions and copies of periodic statements for all securities accounts.

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ANNUAL CERTIFICATIONS

Each Reporting Person must certify annually that he or she has read and understands the Code and recognizes that he or she is subject to the Code. In addition, each Reporting Person must certify annually that he or she has complied with the requirements of the Code and that he or she has disclosed or reported all personal securities transactions required to be disclosed or reported pursuant to the requirements of the Code.

Each Trustee and Officer must certify annually to that he or she has read and understands the Code.

SECTION 5 ADMINISTRATION OF THE CODE OF ETHICS

GENERAL RULE

Each Reporting Person must report any violations of this Code of which they are aware promptly to the Chief Compliance Officer or a designee. The Adviser's Chief Compliance Officer shall promptly provide notice of such violations to the Fund's Chief Compliance Officer.

Each Reporting Person, Trustee and Officer must be provided with a copy of, or access to, the Code upon becoming a Reporting Person, and annually thereafter. Each Reporting Person shall be provided with copies of, or access to, any amendments to the Code promptly after such amendments become effective. The Adviser's Chief Compliance Officer, or a designate, is responsible for providing copies of, or access to such amendments.

Each Reporting Person, Trustee and Officer must provide the designated compliance personnel responsible for administering this Code, with a written or electronic acknowledgement of his or her receipt of the Code and any amendments.

WRITTEN REPORT TO THE BOARD OF DIRECTORS

No less frequently than annually, the Adviser must furnish to the board of directors of an investment company for which it is the Adviser, and the Fund must furnish to its board of trustees, a written report that:

     (1) Describes any issues arising under the Code or procedures since the last report to the board of directors, including, but not limited to, information about material violations of the Code or procedures and sanction imposed in response to the material violations; and

     (2) Certifies that the Adviser or Fund, as applicable, has adopted procedures reasonably necessary to prevent its Access Persons from violating the Code.

CODE OF ETHICS COMMITTEE

The Code of Ethics Committee (the "COE Committee") is comprised of the Chief Compliance Officer of the Allegiant Funds, the Adviser's Chief Compliance Officer, the Chief Investment Officer of Equities and the Chief Investment Officer of Fixed Income, or their respective designees. The COE Committee has been established to interpret the Code and enforce its contents. In addition, the COE Committee will review all violations of the Code.

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


SANCTIONS

Upon discovering a violation of this Code, the COE Committee may impose such sanctions as it deems appropriate, including, among other things, disgorgement of profits, a letter of censure or suspension or termination of the employment of the violator.

---------------- -------------------------------------------------- -----------------------------------
Elevation Level  Violation Description(1)                               Suggested Course of Action
---------------- -------------------------------------------------- -----------------------------------
Level 1          Minor offenses:                                    Compliance Department to question
                 (1)      Employee provides majority of account     employee and document response
                          information, but some data is missing
                 (2)      Employee engages in short-term trading
                          (holding period of less than 60 days)
---------------- -------------------------------------------------- -----------------------------------
Level 2          Technical Violations:                              Compliance notifies employee,
                 (1)      Employee traded without preclearance      manager and CEO of violation in
                          approval                                  writing
                 (2)      Securities Transaction Report was filed
                          late or not filed                         Employee and manager sign
                 (3)      Employee did not submit complete          acknowledgement of violation
                          Initial/Annual Holdings Report or filed
                          late.
---------------- -------------------------------------------------- -----------------------------------
Level 3          Two technical violations in a twelve month         CCO meets with Manager and
                 period or a material violation                     Employee to discuss violation

                 Material Violations:                               Employee maybe required to break
                 (1)      Employee trades without preclearance      the trade and disgorge profits
                          approval
                 (2)      Employee falsified information supplied
                          Suspension of personal trading to
                          Compliance activities for at least one
                 (3)      Employee deliberately concealed the
                          quarter existence of a personal account
                                                                    Possible penalties of reduction
                                                                    in bonuses and/or salary

                                                                    Allegiant and Allegiant Advantage
                                                                    Fund Boards will be notified of
                                                                    any material violation
---------------- -------------------------------------------------- -----------------------------------
Level 4          Two material violations in a twelve month period   CCO and CEO will review
                 or confirmed fraudulent activity                   violations and recommend
                 Fraudulent Activities:                             penalties up to and including
                 (1) Systematic front running termination
                 (2) Scalping                                       Allegiant and Allegiant Advantage
                                                                    Fund Boards will be notified
---------------- -------------------------------------------------- -----------------------------------

------------
(1)  List contains examples only and is not exhaustive.

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SECTION 6 RECORD KEEPING REQUIREMENTS

To the extent required by the SEC, the Chief Compliance Officer shall maintain, or cause to be maintained, the following records:

(1) A copy of this Code or any other Code of Ethics that has been in effect during the most recent 5-year period;

(2) A record of any violation of any such Code and of any action taken as a result of such violation in the 5-year period following the end of the fiscal year in which the violation took place;

(3) A copy of each report made by the Adviser pursuant to this Code for a period of 5 years from the end of the fiscal year in which such report or interpretation is made or issued;

(4) A list of all persons who are currently or within the most recent 5-year period have been, who are or were required to make reports pursuant to this, or a predecessor Code, or who are or were responsible for reviewing these reports; along with a copy of all Initial Holdings Reports, Quarterly Reports, Annual Reports, Preclearance Forms and Duplicate Confirmations filed during that same period;

(5)      An up-to-date list of all Access Persons; and

(6) A record of the approval of, and rationale supporting, the acquisition of securities in IPO's and private placements for at least five years after the end of the fiscal year in which the approval is granted.

These records shall be maintained in an easily accessible place for the time period required by applicable SEC rules.

SECTION 7 INSIDE INFORMATION STATEMENT

Access Persons are prohibited from purchasing and selling securities, in any account, whether personal or on behalf of others, including Advisory Clients, while in possession of material, nonpublic information regarding the securities or issuers of securities. In addition, Access Persons are prohibited from communicating material nonpublic information to others in violation of the law.

MATERIAL INFORMATION: Information is "material" when there is a substantial likelihood that a reasonable investor would consider it important in making his or her investment decisions. Generally, this is information whose disclosure will have a substantial effect on the price of a company's securities. Material information often relates to:

     1) A company's earnings results and/or operations. This information may include: dividend changes, earnings results, changes in previously released earnings estimates, significant merger or acquisition proposals or agreements, major litigation, liquidation problems, and extraordinary management developments.

     2) The market for a company's securities. Information about a significant order to purchase or sell securities may, in some contexts, be deemed material.

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NON-PUBLIC INFORMATION: Information is "public" when it has been disseminated broadly to investors in the marketplace. Tangible evidence of such dissemination is the best indication that the information is public. For example, information is public after it has become available to the general public through a public filing with the SEC or some other governmental agency, or through a publication of general circulation.

ACTION TO TAKE: If you think you have material, non-public information, you should report the matter to a Compliance Team member before executing any trade for in a personal or Advisory Client's account. Do not communicate the information to anyone other than a Compliance Team member or legal counsel.

PORTFOLIO HOLDINGS DISCLOSURE: Material inside non-public information with respect to mutual funds advised or sub-advised by the Adviser includes portfolio holdings, performance attribution analysis with reference to specific portfolio holdings, and trade information for any Advisory Client or model portfolio managed in the same investment style as a mutual fund. Until disclosed in a public report to shareholders (including the website) or public filing with the SEC, all information concerning securities to be purchased or sold in any investment style must be kept confidential and disclosed by Access Persons only on a "need-to-know" basis within the firm. The Compliance Team must pre-approve any disclosure of non-public portfolio holdings information to any third party.







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